Exhibit 99.1
News Release
BIOSCRIP ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS
Significant Reduction in Operating Expenses
Elmsford, NY — November 7, 2006 — BioScrip, Inc. (NASDAQ: BIOS) today reported third quarter 2006 revenue of $280.9 million and a net loss of $3.4 million, or $0.09 per share compared to revenue of $279.6 million and a net loss of $5.7 million, or $0.15 per share for the second quarter. Revenue and net income for the third quarter of 2005 were $294.0 million and $0.6 million respectively, or $0.02 per diluted share.
Third quarter earnings before interest, taxes, depreciation, amortization and option expense (“EBITDAO”)1 was negative $0.7 million, compared to negative EBITDAO of $5.1 million in the prior quarter. EBITDAO for the third quarter of 2005 was $3.7 million. The Company adopted FAS 123(R) on January 1, 2006; as such, there was no stock option expense in the prior year’s third quarter.
Chairman and CEO, Richard H. Friedman stated, “We established two main priorities at the end of the second quarter: to enhance liquidity through improved collections and to reduce expenses. We are pleased with the progress on both of these fronts. We reorganized our collections department and implemented new policies and procedures to ensure better collections at the point of sale. These actions have enabled us to lower our bad debt expense by $1.6 million from the second quarter. If our current trend continues, we believe that we will be able to reduce further bad debt expense as a percentage of revenues in the coming quarters. In addition, we identified and implemented approximately $7.5 million in annualized cost reductions in the third quarter.
“Although we continue to concentrate on improving collections and reducing costs, the key to long-term profitability is through revenue growth. Our Specialty Services business continues to perform well. We believe that infusion, new specialty product launches, and our Community focused platform will drive growth and profitability in the future. We are also beginning to realize revenue contribution from the Competitive Acquisition Program (CAP). It is early in the process and we hope to gradually see profitability from this program on a stand-alone basis.”
Third Quarter Results
Third quarter 2006 revenue was $280.9 million compared to $294.0 million for the same period a year ago. Revenue decreases were primarily the result of the loss of PBM Services business, offset by increases in the Company’s other business units, which included approximately $6.5 million of revenues associated with acquisitions since September 30, 2005. Third quarter 2006 Specialty Services revenue was $219.9 million, an increase of $23.9 million, or 12%, due primarily to sales of

1   Earnings before interest, taxes, depreciation, amortization, and option expense (“EBITDAO”) is a non-GAAP financial measure as defined under Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided a reconciliation of this measure to the most comparable GAAP financial measure.

new biotech drugs, strong growth in infusion sales, the acquisition of Northland Pharmacy in October 2005 and the acquisition of Intravenous Therapy Services (“ITS”) in March 2006. Third quarter 2006 PBM Services revenue was $61.0 million, a decrease of $36.9 million, or 38%, from the prior year’s third quarter, primarily due to the loss of PBM Services contracts with Centene Corporation, which was partially offset by increased traditional mail volume.
Gross profit for the third quarter 2006 was $29.7 million, compared to $31.7 million for the same period of 2005. Gross profit was 10.6% of revenue in the third quarter 2006 compared to 10.8% in the comparable period of last year. Gross profit was 10.3% of revenue for the second quarter of 2006. Gross margin declines from 2005 were the result of program changes associated with the implementation of Medicare Part D on January 1, 2006 and industry-wide reimbursement pressures.
Third quarter 2006 selling, general and administrative expenses (“SG&A”) were $29.2 million, or 10% of total revenue, compared to $26.5 million, or 9% of total revenue for the third quarter 2005. SG&A expenses decreased $1.9 million from the second quarter of 2006. The increase in SG&A over 2005 was due primarily to the Company’s incurrence of $0.3 million in severance expense related to staff reductions implemented during the third quarter, $1.8 million of ongoing operating expenses associated with acquisitions made by the Company since September 2005, and $0.6 million of stock option expense due to the adoption of FAS 123(R) on January 1, 2006.
Bad debt expense in the third quarter improved to $2.8 million, or 1%, of revenue, compared to $4.4 million or 1.6% of revenue in the second quarter of 2006. Bad debt expense for the third quarter of 2005 was $1.5 million, or 0.5% of revenue.
Net loss was $3.4 million, or $0.09 per share, for the third quarter 2006 compared with net income of $0.6 million, or $0.02 per share for the third quarter 2005.
Nine-Month Results
For the nine-month period ended September 30, 2006, revenue increased 12% to $860.2 million from $769.0 million reported in the same period of last year. Net loss for the nine-month period was $10.3 million, or $0.28 per share compared to net loss of $1.2 million, or $0.04 per share in the same period a year ago. Operating results for the nine-months ended September 30, 2005 include the Company’s acquisition of Chronimed Inc. on March 12, 2005. Nine-month 2006 operating results include that acquisition for the entire period. Results for the current nine-month period also include $2.2 million of severance expense, $3.9 million of SG&A expense associated with acquired companies since September 2005, $6.0 million of increased bad debt expense and $1.7 million of non-cash expense related to the adoption of FAS 123(R).
Conference Call Information
BioScrip will host a conference call to discuss third quarter 2006 financial results on Tuesday, November 7, 2006 at 10:00 AM EST. Interested parties may participate in the conference call by dialing 800-731-1404 (US), or 415-537-1905 (International) 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 PM EST on November 7, 2006 through 12:00 PM EST on November 14, 2006 by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21306985. A webcast and archive of the conference call will also be available in the investors section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.
BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs that enhance the quality of patient life. We focus our products and services in two core areas: Specialty Medication Distribution and Clinical Management Services, both nationally and community-based, and Pharmacy Benefit Management Services. Our specialty medication distribution capabilities include condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as HIV/AIDS, Cancer, Infusion IVIG, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, and Transplantation. Our complete pharmacy benefit management programs include customized benefit plan design, pharmacy network management and sophisticated reporting capabilities that deliver improved clinical and economic outcomes. In addition, we have 36 locations including community and infusion pharmacies in major metropolitan markets across the U.S., providing nationwide access and clinical management capabilities in a high-touch community-based environment.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Contact

Barry A. Posner	Rachel Levine
Executive Vice President	Investor Relations
BioScrip, Inc.	The Global Consulting Group
Tel: 914-460-1638 (NY direct line)	Tel: 646-284-9439
Tel: 952-979-3750 (MN direct line)	Email: rlevine@hfgcg.com
Email: bposner@bioscrip.com
FINANCIAL TABLES FOLLOW

BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30, 2006
	(unaudited)	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$213	$1,521
Receivables, less allowance for doubtful accounts of $12,543 and $14,406 at September 30, 2006 and December 31, 2005, respectively	119,871	118,762
Inventory	28,814	25,873
Prepaid expenses and other current assets	3,619	2,054
Deferred taxes	11,976	11,225

Total current assets	164,493	159,435
Property and equipment, net	11,086	9,232
Other assts and investments	751	939
Long term deferred taxes, net	2,313	—
Goodwill	114,976	104,268
Intangible assets, net	10,313	14,713

Total assets	$303,932	$288,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$45,584	$7,427
Accounts payable	45,305	39,969
Claims payable	10,145	31,402
Payables to plan sponsors	943	1,695
Accrued expenses and other current liabilities	12,727	11,454

Total current liabilities	114,704	91,947
Deferred taxes	—	875

Total liabilities	114,704	92,822

Stockholders’ equity
Common stock, $.0001 par value; 75,000,000 shares authorized, 37,637,331 shares issued and 37,401,331 outstanding at September 30, 2006; 37,094,252 shares issued and 36,958,252 outstanding at December 31, 2005;	4	4
Treasury stock, 2,198,076 shares at cost	(8,002)	(8,002)
Additional paid-in capital	238,675	234,958
Accumulated deficit	(41,449)	(31,195)

Total stockholders’ equity	189,228	195,765

Total liabilities and stockholders’ equity	$303,932	$288,587

BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue	$280,916	$293,976	$860,219	$768,991
Cost of revenue	251,213	262,257	771,391	686,312

Gross profit	29,703	31,719	88,828	82,679
% of Revenue	10.6%	10.8%	10.3%	10.8%
Selling, general and administrative expenses	29,232	26,470	88,236	68,324
Bad debt expense	2,804	1,474	9,458	3,492
Amortization of intangibles	1,639	1,752	4,899	4,599
Goodwill and intangible impairment	—	—	—	5,886
Merger related expenses	—	972	114	2,105

Total operating expenses	33,675	30,668	102,707	84,406
% of Revenue	12.0%	10.4%	11.9%	11.0%
(Loss) income from operations	(3,972)	1,051	(13,879)	(1,727)
Interest (expense), net	(916)	(50)	(2,098)	(191)

(Loss) income before income taxes	(4,888)	1,001	(15,977)	(1,918)
Income tax (benefit) expense	(1,499)	360	(5,723)	(686)

Net (loss) income	$(3,389)	$641	$(10,254)	$(1,232)

Basic net (loss) income per share	$(0.09)	$0.02	$(0.28)	$(0.04)
Diluted net (loss) income per share	$(0.09)	$0.02	$(0.28)	$(0.04)

Basic weighted-average shares	37,385	36,932	37,270	33,157
Diluted weighted-average shares	37,385	37,449	37,270	33,157

BIOSCRIP, INC
Reconciliation between GAAP and Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended	Three Months Ended		Nine Months Ended
	June 30,	September 30,		September 30,
	2006	2006	2005	2006	2005
(Loss) income from operations	$(8,300)	$(3,972)	$1,051	$(13,879)	$(1,727)
Addback items:
Amortization of intangibles	1,639	1,639	1,752	4,899	4,599
Depreciation	1,031	1,079	908	3,153	2,447
FAS 123R stock option expense	506	590	—	1,720	—

Earnings before interest, taxes, depreciation amortization and stock option expense (EBITDAO)	$(5,124)	$(664)	$3,711	$(4,107)	$5,319